Exhibit 99.3

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE PREFERRED STOCK OFFERINGS] (1)

SUBJECT TO COMPLETION, DATED [    ], 20[    ]

[PRELIMINARY] PROSPECTUS SUPPLEMENT

(to Prospectus dated [    ],20[     ])

Shares

CM Finance Inc

Series [    ] Preferred Stock

Liquidation Preference $[     ] Share

We are an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company, or “BDC,” under the Investment Company Act of 1940, or the “1940 Act.” Our primary investment objective is to maximize total return to stockholders in the form of current income and capital appreciation by investing directly in debt and related equity of privately held middle market companies to help these companies fund organic growth, acquisitions, market or product expansion, refinancings and/or recapitalizations. We invest primarily in middle-market companies in the form of unitranche loans, standalone first and second lien loans. We may also invest in unsecured debt, bonds and in the equity of portfolio companies through warrants.

All of the [    ] shares of Series [    ] Preferred Stock, or the preferred stock, offered by this prospectus supplement are being sold by us. Each share of preferred stock has a liquidation preference of $[     ] per share, and the shares of preferred stock are subject to redemption at the option of the holder as described in this prospectus supplement. [We have applied to list the Series [                ] Preferred Stock on [    ] so that trading on the exchange will begin within days after the date of this prospectus supplement, subject to notice of issuance. Prior to the expected commencement of trading on [    ], the underwriters do not intend to make a market in our preferred stock. Consequently, it is anticipated that, prior to the commencement of trading on [     ], an investment in our preferred stock will be illiquid and holders thereof may not be able to sell such shares as it is unlikely that a secondary market for our preferred stock will develop. If a secondary market does develop prior to the commencement of trading on [    ], holders of our preferred stock may be able to sell such shares only at substantial discounts from their liquidation preference. The trading symbol for our preferred stock will be [“                .”]

Our common stock is traded on the NASDAQ Global Select Market, or “NASDAQ,” under the symbol “CMFN.” On [    ],20[    ], the last reported sales price on NASDAQ for our common stock was $[    ] per share. Our net asset value per share of our common stock as of [    ] was $[    ].

The companies in which we invest are typically highly leveraged, and, in most cases, our investments in such companies are not rated by national rating agencies. If such investments were rated, we believe that they would likely receive a rating which is often referred to as “junk” and should be considered speculative. [We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements.]

Investing in our preferred stock may be highly speculative and involves a high degree of risk. Before buying any shares, you should read the discussion of the material risks of investing in our preferred stock in “Supplementary Risk Factors ” on page S-15 of this prospectus supplement and “Risk Factors” on page 21 of the accompanying prospectus.

Shares of closed-end investment companies, including business development companies, frequently trade at a discount to their net asset value. If our shares trade at a discount to our net asset value, it will likely increase the risk of loss for purchasers in this offering.

Please read this prospectus supplement and the accompanying prospectus before investing in our preferred stock and keep each for future reference. This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor ought to know before investing in our common stock. We file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission. This information is available free of charge by contacting us at 601 Lexington Avenue, 26th Floor, New York, New York 10022, or by calling us at (212) 257-5199 or on our website at http://cmfn-inc.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains information about us.

The Securities and Exchange Commission has not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Sales Load (Underwriting Discounts and Commissions)	$	$
Proceeds to the Company (before expenses)	$	$

[In addition, the underwriters may purchase up to an additional [    ] shares of preferred stock from us at the public offering price, less the underwriting discount, within [     ] days of the date of this prospectus supplement to cover overallotments. If the underwriters exercise this option in full, the total public offering price will be $[    ], the total underwriting discount (sales load) paid by us will be $ [     ], and total proceeds, before expenses, will be $[     ] .]

The underwriters expect to deliver the shares on or about [     ], 20[     ].

Prospectus Supplement dated [     ], 20[     ].

(1)	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the terms of this offering of preferred stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from or adds to the information contained in the accompanying prospectus, you should rely only on the information contained in this prospectus supplement. Please carefully read this prospectus supplement and the accompanying prospectus together with the additional information described under the headings “Available Information” and “Risk Factors” included in this prospectus supplement and in the accompanying prospectus, respectively, before investing in our preferred stock.

Neither we nor the underwriters have authorized any dealer, salesman, or other person to give any information or to make any representation other than those contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction or to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. Our financial condition, results of operations, and prospects may have changed since those dates. To the extent required by law, we will amend or supplement the information contained in this prospectus supplement and the accompanying prospectus to reflect any material changes subsequent to the date of this prospectus supplement and the accompanying prospectus and prior to the completion of any offering pursuant to this prospectus supplement and the accompanying prospectus.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary contains basic information about the offering of shares of our preferred stock pursuant to this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that is important to you. For a more complete understanding of the offering of shares of our preferred stock pursuant to this prospectus supplement, we encourage you to read this entire prospectus supplement and the accompanying prospectus, and the documents to which we have referred in this prospectus supplement and the accompanying prospectus. Together, these documents describe the specific terms of the shares we are offering. You should carefully read the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements included in the accompanying prospectus. Except as otherwise noted, all information in this prospectus supplement and the accompanying prospectus assumes no exercise of the underwriters’ option to purchase additional shares.

We were formed in February 2012 and commenced operations in March 2012 as CM Finance LLC, a Maryland limited liability company. Immediately prior to the pricing of our initial public offering, CM Finance LLC was merged with and into CM Finance Inc, a Maryland corporation (the “CM Finance Merger”), that is an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). Except as otherwise indicated, the terms “we,” “us,” “our” and “CM Finance” refer to CM Finance LLC prior to the CM Finance Merger and CM Finance Inc after the CM Finance Merger; and “CM Investment Partners” and the “Adviser” refer to our investment adviser and administrator, CM Investment Partners LLC.

We are a specialty finance company that invests primarily in the debt of U.S. middle-market companies, which we generally define as those companies that have an enterprise value, that represents the aggregate of debt value and equity value of the entity of less than $750 million. We are externally managed by CM Investment Partners. The Adviser is led by Michael C. Mauer and Christopher E. Jansen, who together have over 40 years of experience in the leveraged debt markets. Our primary investment objective is to maximize total return to stockholders in the form of current income and capital appreciation by investing in debt and related equity of privately held middle-market companies.

We seek to invest primarily in middle-market companies that have annual revenues of at least $50 million and EBITDA of at least $15 million. We focus on companies with leading market positions, significant asset or franchise values, strong free cash flow and experienced senior management teams, with emphasis on companies with high-quality sponsors. Our investments typically range in size from $5 million to $25 million. We expect that our portfolio companies will use our capital for organic growth, acquisitions, market or product expansion, refinancings, and/or recapitalizations. We invest, and intend to continue to invest, in unitranche loans and standalone second and first lien loans, with an emphasis on floating rate debt. Unitranche loans are loans structured as first lien loans with certain characteristics of mezzanine loan risk in one security. We also selectively invest in unsecured debt, bonds and in the equity of portfolio companies through warrants and other instruments, in most cases taking such upside participation interests as part of a broader investment relationship.

We strive to maintain a strong focus on credit quality, investment discipline and investment selectivity. We believe that investing in the debt of private middle-market companies generally provides a more attractive relative value proposition than investing in broadly syndicated debt due to the conservative capital structures and superior default and loss characteristics typically associated with middle-market companies. We believe that, because private middle-market companies have limited access to capital providers, debt investments in these companies typically carry above-market interest rates and include more favorable protections, resulting in attractive risk-adjusted returns across credit cycles while better preserving capital. The companies in which we invest typically are highly leveraged, and, in most cases, our investments in such companies are not rated by national rating agencies. If such investments were rated, we believe that they would likely receive a rating which is often referred to as “junk” and should be considered speculative.

We have, through CM Finance SPV Ltd. (“CM SPV”), our wholly owned subsidiary, entered into a $102.0 million term secured financing facility (the “Term Financing”), due December 5, 2020 with UBS AG, London Branch (together with its affiliates “UBS”). The Term Financing is collateralized by a portion of the debt investments in our portfolio. Borrowings under the Term Financing bear interest (i) at a rate per annum equal to one-month LIBOR plus 2.75% through December 4, 2018, and (ii) at a rate per annum equal to one-month LIBOR plus 2.55% from December 5, 2018 through December 5, 2020. We also incur an annual fee of approximately 1% of the outstanding borrowings under the Term Financing.

On November 20, 2017, we entered into a $50 million revolving financing facility with UBS (the “2017 UBS Revolving Financing”, and together with the Term Financing, the “UBS Financing Facility”). Borrowings under the 2017 UBS Revolving Financing generally bear interest at a rate per annum equal to one-month LIBOR plus 3.55%. We pay a fee on any undrawn amounts of 2.50% per annum; provided that if 50% or less of the 2017 UBS Revolving Financing is drawn, the fee will be 2.75% per annum. Any amounts borrowed under the 2017 UBS Revolving Financing will mature, and all accrued and unpaid interest will be due and payable, on December 5, 2019. We refer to the Term Financing, the 2017 UBS Revolving Financing and our prior revolving credit facility with Citibank, N.A., discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financing Facility,” together as the “Financing Facilities.”

As of [     ] 20[     ], our portfolio consisted of debt and equity investments in [     ] portfolio companies with a fair value of $[     ] million. As of [     ], 20[     ], our portfolio consisted of [     ]% first lien investments, [     ]% second lien investments, [     ]% unsecured debt investments, and [     ]% equity, warrant and other positions. At [     ], 20[     ], the weighted average total yield of debt and income producing securities at amortized cost (which includes income and amortization of fees and discounts) was [    ]%. The weighted average total yield was computed using an internal rate of return calculation of our debt investments based on contractual cash flows, including interest and amortization payments, and, for floating rate investments, the spot London Interbank Offered Rate (“LIBOR”), as of [     ], 20[     ] of all of our debt investments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The weighted average total yield of our debt investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before payment of all of our fees and expenses, including any sales load paid in connection with an offering of our securities. There can be no assurance that the weighted average total yield will remain at its current level.

CM Investment Partners LLC

CM Investment Partners, our external investment adviser, was formed in July 2013 and is a registered investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”). The Adviser is responsible for sourcing investment opportunities, conducting industry research, performing diligence on potential investments, structuring our investments and monitoring our portfolio companies on an ongoing basis. The Adviser is led by its Co-Chief Investment Officers, Michael C. Mauer and Christopher E. Jansen. Mr. Mauer also serves as the Chairman of our board of directors and our Chief Executive Officer, and Mr. Jansen also serves as our President and Secretary and as a member of our board of directors. Mr. Mauer was formerly Global Co-Head of Leveraged Finance and Global Co-Head of Fixed Income Currency and Commodity Distribution at Citigroup Inc. and a senior member of its credit committee responsible for all underwriting and principal commitments of leveraged finance capital worldwide. Mr. Jansen was a founding Managing Partner and Senior Portfolio Manager for Stanfield Capital Partners and had a leading role in planning its strategic direction. At Stanfield, Mr. Jansen was responsible for the management of 15 different portfolios aggregating in excess of $7 billion in assets consisting of large corporate loans, middle-market loans, second lien loans, high yield bonds and structured finance securities.

The Adviser’s investment team, led by Messrs. Mauer and Jansen, is supported by four additional investment professionals, who, together with Messrs. Mauer and Jansen, we refer to as the “Investment Team.” The members of the Investment Team have over 100 combined years of structuring customized debt solutions for middle-market companies, which we believe will enable us to generate favorable returns across credit cycles with an emphasis on preserving capital. Messrs. Mauer and Jansen have developed an investment process for reviewing lending opportunities, structuring transactions and monitoring investments throughout multiple credit cycles. The members of the Investment Team have extensive networks for sourcing investment opportunities through direct corporate relationships and relationships with private equity firms, investment banks, restructuring advisors, law firms, boutique advisory firms and distressed/specialty lenders. The members of the Investment Team also have extensive experience across various industries, including aviation, cable, defense, healthcare, media, mining, oil and gas, power, retail, telecommunications, trucking and asset-backed special situations. As a result, we believe we will be able to achieve appropriate risk-adjusted returns by investing in companies that have restructured but do not have sufficient track records to receive traditional lending terms from a commercial bank or the broadly syndicated leveraged finance market. We believe the members of the Investment Team share a common investment philosophy built on a framework of rigorous business assessment, extensive due diligence and disciplined risk valuation methodology.

Every initial investment by us requires the approval by a majority of the Adviser’s investment committee and such majority must include both Messrs. Mauer and Jansen. Every follow-on investment decision in an existing portfolio company and every investment disposition require approval by a majority of the Adviser’s investment committee. The Adviser’s investment committee currently consists of Messrs. Mauer and Jansen, the Co-Chief Investment Officers of the Adviser, Andrew Muns, a managing director of the Adviser, and Michael Nitka, Stifel Venture Corp.’s (“Stifel”) designee to the Adviser’s investment committee.

We have entered into an investment advisory agreement (the “Investment Advisory Agreement”) with the Adviser, pursuant to which we pay the Adviser a management fee equal to 1.75% of our gross assets, payable in arrears on a quarterly basis. In addition, pursuant to the Investment Advisory Agreement, we pay the Adviser an Incentive Fee equal to 20.0% of pre-incentive fee net investment income, subject to an annualized hurdle rate of 8.0% with a “catch up” fee for returns between the 8.0% hurdle and 10.0%, as well as 20.0% of net capital gains.

Under an administration agreement with the Adviser (the “Administration Agreement”), the Adviser provides us with our chief financial officer, accounting and back-office professionals, equipment and clerical, bookkeeping, recordkeeping and other administrative services.

We believe that the current investment environment presents a compelling case for investing in secured debt (including unitranche debt and standalone second and first lien loans) and unsecured debt (including mezzanine/structured equity) of middle-market companies. The following factors represent the key drivers of our focus on this attractive market segment:

•	Reduced Availability of Capital for Middle-Market Companies. We believe there are fewer providers of financing and less capital available for middle-market companies compared to prior to the recent economic downturn. We believe that, as a result of that downturn:

•	many financing providers have chosen to focus on large, liquid corporate loans and syndicated capital markets transactions rather than lending to middle-market businesses;

•	recent regulatory changes, including the introduction of international capital and liquidity requirements for banks under the 2012 Basel III Accords, or Basel III, have decreased their capacity to hold non-investment grade leveraged loans, causing banks to curtail lending to middle-market companies;

•	hedge funds and collateralized loan obligation managers are less likely to pursue investment opportunities in our target market as a result of reduced availability of funding for new investments; and

•	consolidation of regional banks into money center banks has reduced their focus on middle-market lending.

As a result, we believe that less competition facilitates higher quality deal flow and allows for greater selectivity throughout the investment process.

•	Robust Demand for Debt Capital. According to Pitchbook, a market research firm, private equity firms had approximately $[ ] billion of uncalled capital as of [ ], 20[ ]. They have expanded their focus to include middle-market opportunities due to the lack of opportunities in large capital buyout transactions. We expect the large amount of uninvested capital and the expanded focus on middle-market opportunities to drive buyout activity over the next several years, which should, in turn, continue to create lending opportunities for us.

•	Attractive Deal Pricing and Structures. We believe that, in general, middle-market debt investments are priced more attractively to lenders than larger, more liquid, public debt financings, due to the more limited universe of lenders as well as the highly negotiated nature of these financings. Middle-market transactions tend to offer stronger covenant packages, higher interest rates, lower leverage levels and better call protection compared to larger financings. In addition, middle-market loans typically offer other investor protections such as default penalties, lien protection, change of control provisions and information rights for lenders.

•	Specialized Lending Requirements. We believe that several factors render many U.S. financial institutions ill-suited to lend to U.S. middle-market companies. For example, based on the Investment Team’s experience, lending to private U.S. middle-market companies is generally more labor-intensive than lending to larger companies due to the smaller size of each investment and the fragmented nature of information for such companies. Lending to smaller capitalization companies requires due diligence and underwriting practices consistent with the demands and economic limitations of the middle-market and may also require more extensive ongoing monitoring by the lender. As a result, middle-market companies historically have been served by a limited segment of the lending community.

Competitive Strengths

We believe that the Adviser’s disciplined approach to origination, portfolio construction and risk management should allow us to achieve favorable risk-adjusted returns while preserving our capital. We believe that the following competitive strengths provide positive returns for our investors:

•	Large and Experienced Team with Substantial Resources. The Adviser and its Investment Team is led by Messrs. Mauer and Jansen who each has over [ ] years of experience investing in, providing corporate finance services to, restructuring and consulting with middle-market companies. Messrs. Mauer and Jansen are supported by four additional investment professionals, who together have over [ ] combined years of structuring strategic capital for business expansion, refinancings, capital restructuring, post-reorganization financing and servicing the general corporate needs of middle-market companies. We believe that the Investment Team and its resources provide a significant advantage and contribute to the strength of our business and enhance the quantity and quality of investment opportunities available to us.

•	Capitalize on the Investment Team’s Extensive Relationships with Middle-Market Companies, Private Equity Sponsors and Intermediaries. The members of the Investment Team have extensive networks for sourcing investment opportunities through corporate relationships and relationships with private equity firms, investment banks, restructuring advisors, law firms, boutique advisory firms and distressed/specialty lenders. We believe that the strength of these relationships in conjunction with the Investment Team’s ability to structure financing solutions for companies that incorporate credit protections at attractive returns for us provide us with a competitive advantage in identifying investment opportunities in our target market. In addition, pursuant to the terms of our relationship with Stifel and subject to certain restrictions, Stifel must use its commercially reasonable efforts to present to the Adviser to review and bid on, Stifel Nicolaus & Company, Incorporated-originated leveraged finance and high yield corporate debt opportunities consistent with our investment strategy.

•	Disciplined Underwriting Policies and Rigorous Portfolio Management. Messrs. Mauer and Jansen have an established credit analysis and investment process to analyze investment opportunities thoroughly. This process, followed by the Investment Team, includes structuring loans with appropriate covenants and pricing loans based on our knowledge of the middle-market and our rigorous underwriting standards. We focus on capital preservation by extending loans to portfolio companies with assets that we believe will retain sufficient value to repay us even in depressed markets or under liquidation scenarios. Each investment is analyzed from its initial stages by either Mr. Mauer or Mr. Jansen, as the Adviser’s Co-Chief Investment Officers, and a senior investment professional of the Investment Team. Every initial investment requires approval by a majority of the Adviser’s investment committee and such majority must include both Messrs. Mauer and Jansen. The Adviser’s investment committee consists of Messrs. Mauer, Jansen, Muns and Nitka. Every follow-on investment decision in an existing portfolio company and every investment disposition require approval by at least a majority of the Adviser’s investment committee. Under the supervision of Messrs. Mauer and Jansen, the Investment Team’s senior investment professionals also monitor the portfolio for developments on a daily basis, perform credit updates on each investment, review financial performance on at least a quarterly basis, and have regular discussions with the management of portfolio companies. We believe the Adviser’s investment and monitoring process and the depth and experience of the Investment Team gives us a competitive advantage in identifying investments and evaluating risks and opportunities throughout the life cycle of an investment.

•	Ability to Structure Investments Creatively. Our Investment Team has the expertise and ability to structure investments across all levels of a company’s capital structure. These individuals have extensive experience in cash flow, asset-based lending, workout situations and investing in distressed debt, which should enable us to take advantage of attractive investments in recently restructured companies. Furthermore, with the capital raised in our initial public offering, we believe we are in a better position to leverage the existing knowledge and relationships that the Investment Team has developed to lead investments that meet our investment criteria. We believe that current market conditions allow us to structure attractively priced debt investments and may allow us to incorporate other return-enhancing mechanisms such as commitment fees, original issue discounts, early redemption premiums, payment-in-kind (“PIK”) interest and certain forms of equity securities.

Investment Strategy

We invest in unitranche loans, standalone second and first lien loans, and selectively in unsecured debt, bonds and in the equity of portfolio companies through warrants and other instruments, in most cases taking advantage of a potential benefit from an increase in the value of such portfolio company as part of an overall relationship. We seek to invest primarily in middle-market companies that have annual revenues of at least $50 million and EBITDA of at least $15 million. Our investments typically range in size from $5 million to $25 million. We may invest in smaller or larger companies if there is an attractive opportunity, especially when there are dislocations in the capital markets, including the high yield and large syndicated loan markets. During such dislocations, we expect to see more deep value investment opportunities offering prospective returns that are disproportionate to the associated risk profile. We focus on companies with leading market positions, significant asset or franchise values, strong free cash flow and experienced senior management teams, with an emphasis on companies with high-quality sponsors.

Our primary investment objective is to maximize current income and capital appreciation by investing directly in privately held middle-market companies. The Adviser pursues investments for us with favorable risk-adjusted returns, including debt investments that offer cash origination fees and lower leverage levels. The Adviser seeks to structure our debt investments with strong protections, including default penalties, information rights, and affirmative and negative financial covenants, such as lien protection and restrictions concerning change of control. We believe these protections, coupled with the other features of our investments, allow us to reduce our risk of capital loss and achieve attractive risk-adjusted returns, although there can be no assurance that we are always able to structure our investments to minimize risk of loss and achieve attractive risk-adjusted returns.

Investment Criteria

The Investment Team uses the following investment criteria and guidelines to evaluate prospective portfolio companies. However, not all of these criteria and guidelines are used or met in connection with each of our investments.

•	Established companies with a history of positive operating cash flow. We seek to invest in established companies with sound historical financial performance. The Adviser typically focuses on companies with a history of profitability on an operating cash flow basis. We do not intend to invest in start-up companies or companies with speculative business plans.

•	Defensible and sustainable business. We seek to invest in companies with proven products and/or services that provide a competitive advantage versus its competitors or new entrants. The Adviser places an emphasis on the strength of historical operations and profitability and the generation of free cash flow to reinvest in the business or to utilize for debt service. The Adviser also focuses on the relative strength of the valuation and liquidity of collateral used to provide security for our investments, when applicable.

•	Seasoned management team with meaningful equity ownership. The Adviser generally requires that our portfolio companies have a seasoned management team, with strong corporate governance. The Adviser also seeks to invest in companies with management teams that have meaningful equity ownership. The Adviser believes that companies that have proper incentives in place, including having significant equity interests, motivate management teams to enhance enterprise value, which will act in accordance with our interests.

•	Significant Invested Capital. The Adviser seeks investments in portfolio companies where it believes that the aggregate enterprise value significantly exceeds aggregate indebtedness, after consideration of our investment. The Adviser believes that the existence of significant underlying equity value (i.e., the amount by which the aggregate enterprise value exceeds the aggregate indebtedness) provides important support to our debt investments.

•	Investment Partnerships. We seek to invest where private equity sponsors have demonstrated capabilities in building enterprise value. In addition, we seek to partner with specialty lenders and other financial institutions. The Adviser believes that private equity sponsors and specialty lenders can serve as committed partners and advisors that will actively work with the Adviser, the company and its management team to meet company goals and create value.

•	Ability to exert meaningful influence. We target investment opportunities in which we will be a significant investor in the tranche and in which we can add value through active participation in the direction of the company, sometimes through advisory positions.

•	Exit strategy. We generally seek to invest in companies that the Adviser believes possess attributes that will provide us with the ability to exit our investments. We typically expect to exit our investments through one of three scenarios: (i) the sale of the company resulting in repayment of all outstanding debt, (ii) the recapitalization of the company through which our loan is replaced with debt or equity from a third party or parties or (iii) the repayment of the initial or remaining principal amount of our loan then outstanding at maturity. In some investments, there may be scheduled amortization of some portion of our loan, which would result in a partial exit of our investment prior to the maturity of the loan.

Conflicts of Interests

As described more fully below, we have entered into certain agreements and arrangements with Stifel, Cyrus Capital Partners, L.P. (“Cyrus Capital”) and certain funds (the “Cyrus Funds”) managed by Cyrus Capital that may cause conflicts of interest. In addition, as described more fully below, Stifel and the Cyrus Funds own, in the aggregate, approximately 44% of our total outstanding common stock. The shares held by Stifel and the Cyrus Funds are generally freely tradable in the public market, subject to the volume limitations, applicable holding periods and other provisions of Rule 144 under the Securities Act. Sales of substantial amounts of our common stock, the availability of such common stock for sale or the registration of such common stock for sale and the ability of our stockholders, including Stifel and the Cyrus Funds, to sell their respective shares at a price per share that is below our then current net asset value per share could adversely affect the prevailing market prices for our common stock. If this occurs and continues, it could impair our ability to raise additional capital through the sale of securities should we desire to do so and negatively impact the market of our common stock. See “Risk Factors—Risks Related to Our Common Stock—Sales of substantial amounts of our common stock in the public market may have an adverse effect on the market price of our common stock” in the accompanying prospectus.

Other Conflicts of Interest

We may also have conflicts of interest arising out of the investment advisory activities of the Adviser. The Adviser may in the future manage other investment funds, accounts or investment vehicles that invest or may invest in assets eligible for purchase by us. To the extent that we compete with entities managed by the Adviser or any of its affiliates for a particular investment opportunity, the Adviser will allocate investment opportunities across the entities for which such opportunities are appropriate, consistent with (a) its internal investment allocation policies, (b) the requirements of the Advisers Act, and (c) certain restrictions under the 1940 Act regarding co-investments with affiliates.

See “Risk Factors—Risks Related to Our Business—There are significant potential conflicts of interest that could affect our investment returns,” “—Conflict related to obligations the Adviser or its affiliates have to other clients” and “—The Adviser’s incentive fee structure may create incentives to it that are not fully aligned with the interests of our stockholders” in the accompanying prospectus.

Corporate Information

Our principal executive offices are currently located at 601 Lexington Avenue, 26th Floor, New York, New York 10022, and our telephone number is (212) 257-5199. We maintain a website located at www.cmfn-inc.com. Information on our website is not incorporated into or a part of this prospectus supplement or the accompanying prospectus.

[We are an “emerging growth company,” within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year: (i) following the fifth anniversary of the completion of our initial public offering, which was in February 2014; (ii) in which we have total annual gross revenue of at least $1.07 billion; or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.]

THE OFFERING

Shares of Series [ ] Preferred Stock offered by us	[ ] shares excluding [ ] shares of preferred stock issuable pursuant to the overallotment often granted to the Underwriters.

Shares of Series [ ] Preferred Stock Outstanding after this Offering	[ ] shares excluding [ ] shares of preferred stock issuable pursuant to the overallotment often granted to the Underwriters.

Use of proceeds	The net proceeds from our sale of the shares of preferred stock in this offering are estimated to be approximately $[ ] million, or $[ ] million if the underwriters’ option to purchase additional shares is exercised in full, assuming a public offering price of $[ ] per share, and after deducting the underwriting discount and estimated offering expenses. We plan to use the net proceeds of this offering to make new investments in portfolio companies in accordance with our investment objective and strategies as described in this prospectus supplement and the accompanying prospectus, and for general working capital purposes. We may also use a portion of the net proceeds to reduce any of our outstanding borrowings under our Financing Facilities. Pending such use, we will invest the net proceeds primarily in high quality, short-term debt securities consistent with our business development company election and our election to be taxed as a RIC. We will not receive any proceeds from the sale of common stock by any of the selling stockholders.

Dividend Rate	[ ] % per annum

Dividend Payment Dates	[ ], [ ], [ ] and [ ] or each year, commencing on [ ]

Record Dates	[ ], [ ], [ ] and [ ]

[ ] symbol	“ ”

Liquidation Preference	The liquidation preference of our preferred stock is $[ ] per share.

Restrictions on Dividend, Redemption, and Other Payments	No full dividends and distributions will be declared or paid on the preferred stock for any dividend period, or a part of a dividend period, unless the full cumulative dividends and distributions due through the most recent dividend payment dates for all outstanding shares of preferred stock have been, or contemporaneously are, declared and paid through the most recent dividend payment dates for each series of preferred stock. If full cumulative dividends and distributions due have not been paid on all outstanding preferred stock of any series, any dividends and distributions being declared and paid on preferred stock will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on the shares of each such series of preferred stock on the relevant dividend payment date. No holders of preferred stock will be entitled to any dividends and distributions in excess of full cumulative dividends and distributions as provided in the Certificate of Designations.

Redemption at the Option of the Company

The preferred stock may be redeemed, in whole or in part, at any time after [     ], at a redemption price per share equal to the applicable percentage set forth below multiplied by the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.

Year Applicable Percentage         %

Redemption at the Option of the Holder	On and after [ ], [ ], each holder of our preferred stock will have the right to require us to repurchase all or any part of such holder’s preferred stock at a purchase price per share equal to % of the sum of the liquidation preference per share plus accrued but unpaid dividends. In addition, each holder of our preferred stock will have the right to require us to repurchase all or any part of such holder’s preferred stock at a purchase price per share equal to % of the sum of the liquidation preference per share plus accrued but unpaid dividends upon the occurrence of certain fundamental changes.

Voting Rights	Voting rights associated with the preferred stock are described under the heading “Description of the Preferred Stock—Voting Rights.”

Rating	The preferred stock is not rated.

Conversion	[Describe any applicable conversion provisions set forth in the Certificate of Designations.]

Exchange	[Describe any applicable exchange provisions set forth in the Certificate of Designations.]

Material U.S. Federal Income Tax Consequences	[Insert summary disclosure regarding federal income tax consequences of an investment in the preferred stock.]

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement and the accompanying prospectus constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus may include statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the effect of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	our contractual arrangements and relationships with Stifel and Cyrus Capital;

•	actual and potential conflicts of interest with the Adviser;

•	the dependence of our future success on the general economy and its effect on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	the use of borrowed money to finance a portion of our investments;

•	the adequacy of our financing sources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the ability of the Adviser to locate suitable investments for us and to monitor and administer our investments;

•	the ability of the Adviser to attract and retain highly talented professionals;

•	our ability to qualify and maintain our qualification as a RIC and as a business development company; and

•	the effect of future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in our operating areas, particularly with respect to business development companies or RICs.

Such forward-looking statements may include statements preceded by, followed by or that otherwise include the words “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “potential,” “plan” or similar words.

We have based the forward-looking statements included in this prospectus supplement and the accompanying prospectus on information available to us on the date of this prospectus supplement and the accompanying prospectus supplement, and we assume no obligation to update any such forward-looking statements. Actual results could differ materially from those anticipated in our forward-looking statements, and future results could differ materially from historical performance. We undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law or SEC rule or regulation. You are advised to consult any additional disclosures that we may make directly to you, including in the form of a prospectus supplement or post-effective amendment to the registration statement to which this prospectus relates, or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

You should understand that, under Sections 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)B of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus supplement and the accompanying prospectus.

SUPPLEMENTARY RISK FACTORS

[Insert any supplementary risk factors]

USE OF PROCEEDS

The net proceeds from our sale of the shares of preferred stock in this offering are estimated to be approximately $[     ] million, or $[     ] million if the underwriters’ option to purchase additional shares is exercised in full, assuming a public offering price of $[     ] per share, and after deducting the underwriting discount and estimated offering expenses.

We plan to use the net proceeds of this offering to make new investments in portfolio companies in accordance with our investment objective and strategies as described in this prospectus supplement and the accompanying prospectus, and for general working capital purposes. We may also use a portion of the net proceeds to reduce any of our outstanding borrowings under our Financing Facilities. Pending such use, we will invest the net proceeds primarily in high quality, short-term debt securities consistent with our business development company election and our election to be taxed as a RIC.

We estimate that it will take less than six months for us to substantially invest the net proceeds of any offering made pursuant to this prospectus supplement and the accompanying prospectus, depending on the availability of attractive opportunities, market conditions and the amount raised. However, we can offer no assurance that we will be able to achieve this goal.

CAPITALIZATION

The following table sets forth our capitalization:

•	on an actual basis as of [ ], 20[ ]; and

•	on an as-adjusted basis to reflect the sale of shares of our preferred stock in this offering at an assumed public offering price of $[ ] per share after deducting the underwriting discounts and commissions of approximately $[ ] and estimated offering expenses of approximately $[ ] payable by us.

This table should be read in conjunction with “Use of Proceeds” included in this prospectus supplement and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and notes thereto included in this prospectus supplement and the accompanying prospectus.

As of , 20[ ]
	Actual	As Adjusted )
	(in thousands)	(in thousands)
Assets:
Investments at fair value	$	$
Cash and cash equivalents	$	$
Interest and dividend receivable	$	$
Other assets	$	$
Total assets	$	$
Liabilities:
Term Financing (net of deferred financing costs)	$	$
2017 UBS Revolving Financing (net of deferred financing costs)	$	$
Other Liabilities	$	$
Total Liabilities	$	$
Net Assets:
Common stock, par value $0.001 per share; [ ] shares authorized, [ ] shares issued and outstanding, [ ] shares issued and outstanding, as adjusted, respectively	$	$
Capital in excess of par value	$	$
Net realized gains on investments	$	$
Net unrealized appreciation on investments	$	$
(Distributions in excess of) undistributed net investment income	$	$
Total Net Assets	$	$

Total Capitalization	$	$

SELECTED FINANCIAL AND OTHER DATA

The following selected financial data as of and for the years ended June 30, 20[    ], 20[    ], 20[    ], 20[    ] and 20[    ] is derived from our consolidated financial statements which have been audited by [Ernst & Young, LLP], our former independent registered public accounting firm. The selected financial data at [    ], 20[    ], and for the [    ] months ended [    ], 20[    ], have been derived from unaudited financial data, but, in the opinion of management, reflect all adjustments that are necessary to present fairly the financial condition and operating results for such interim periods. Interim results as of and for the [     ] months ended [     ], 20[     ] are not necessarily indicative of the results that may be expected for the year ending June 30, 20[    ]. The data should be read in conjunction with our consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement. The financial information and other data below should be read in conjunction with our financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement and the accompanying prospectus.

Statement of Operations Data:	As of and for the [ ] months ended [ ], 20[ ] (unaudited)			For the year ended June 30, 20[ ]			For the year ended June 30, 20[ ]			For the year ended June 30, 20[ ]			For the year ended June 30, 20[ ]			For the year ended June 30, 20[ ]
Total investment income	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Total expenses, net of fee waiver	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Net investment income	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Net increase (decrease) in net assets resulting from operations	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Per Share Data:
Net asset value(1)	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]		[	]
Net investment income	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]		[	]
Net increase (decrease) in net assets resulting from operations	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]		[	]
Distributions declared	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]		[	]
Total return based on market value	$	[	]%		[	]%		[	]%		[	]%		[	]%		[	]%

Balance Sheet Data:	At [ ], 20[ ]			At June 30, 20[ ]			At June 30, 20[ ]			At June 30, 20[ ]			At June 30, 20[ ]			At June 30, 20[ ]
Investments at fair value	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Cash and cash equivalents	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]		$—
Total assets	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Total liabilities	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Total net assets	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Other Data:
Number of portfolio companies at period end		[	]		[	]		[	]		[	]		[	]		[	]
Weighted average yield on investments (at cost) at period end		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the financial statements and related notes and other financial information appearing elsewhere in this prospectus supplement and the accompanying prospectus. In addition to historical information, the following discussion and other parts of this prospectus supplement and the accompanying prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to the factors discussed under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” appearing elsewhere in this prospectus supplement and the accompanying prospectus.

    [Insert from most recent periodic filing]

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

[Insert information required by Item 503(d) of Regulation S-K at time of offering.]

DESCRIPTION OF THE PREFERRED STOCK

The following is a brief description of the terms of our preferred stock. This is not a complete description and is subject to and entirely qualified by reference to our certificate of incorporation, as amended, and the certificate of designation setting forth the terms of the preferred stock. These documents are filed with the SEC as exhibits to our registration statement of which this prospectus supplement is a part, and the Certificate of Designation is attached as Appendix A to this prospectus supplement.

General

At the time of issuance the preferred stock will be fully paid and non-assessable and have no preemptive, conversion or exchange rights, or rights to cumulative voting. The preferred stock and all other preferred stock that we may issue from time to time in accordance with the 1940 Act, if any, are senior as to dividends and distributions to our common stock. We may issue additional series of preferred stock in the future to the extent permitted under the 1940 Act.

Dividends and Dividend Periods

Holders of our preferred stock are entitled to receive dividends per shares in an amount equal to [     ]% per annum, or the dividend rate. Dividends will be payable quarterly in arrears on [     ], [     ], [     ], and [     ] (each, a “Dividend Payment Date”), commencing on [     ], to holders of record as of the immediately preceding [     ], [     ], [     ], and [     ]. In addition, in the event a cash dividend or other distribution in cash is declared on our common stock, holders of our preferred stock will be entitled to receive an additional amount equal to the liquidation preference divided by [     ], as may be adjusted from time to time, multiplied by the cash amount per share distributed or to be distributed in respect of our common stock.

Dividends payable at the dividend rate will begin to accrue and be cumulative from [    ], [    ], whether or not we have funds legally available for such dividends or such dividends are declared, and shall compound on each Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date). Dividends that are payable on the preferred stock on any Dividend Payment Date shall be payable to holders of record of the preferred stock as they appear on the stock register of the Company on the record date for such dividend.

Dividends on our preferred stock will be computed on the basis of a [360-day year consisting of twelve 30-day months]. The amount of dividends payable on our preferred stock on any date prior to the end of a dividend period, and for the initial dividend period, will be computed on the basis of a [360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month].

Cash dividends will be paid only to the extent we have assets legally available for such payment and only when authorized by our Board of Directors and declared by us. Dividends not paid in cash will be added to the liquidation preference.

[We will not declare any dividend (other than a dividend payable in common stock) or other distribution on our common stock or purchase any common stock unless at the time of the declaration of such dividend or distribution or at the time of any such purchase we have an asset coverage of at least 200%, as computed in accordance with the 1940 Act, after deducting the amount of such dividend, distribution or purchase price.]

Voting Rights

Except for matters that do not require the vote of holders of the preferred stock under the 1940 Act, and except as otherwise provided in the certificate of incorporation or bylaws, in the certificate of designation, or as otherwise required by applicable law, (1) each holder of preferred stock will be entitled to one vote for each share of preferred stock held on each matter submitted to a vote of stockholders of the Company and (2) the holders of outstanding preferred stock and shares of common stock shall vote together as a single class on all matters submitted to stockholders. Notwithstanding the foregoing, the holders of the preferred stock, voting as a separate class, will have the right to elect [    ] members of the Board of Directors. The holders of outstanding shares of common stock together with the holders of outstanding shares of preferred stock, voting together as a single class, will elect the remaining members of the Board of Directors.

In addition, in the event that dividends on the preferred stock are unpaid in an amount equal to two full years’ dividends on the preferred stock, we will increase the size of our Board of Directors such that the holders of the preferred stock, voting as a separate class, will have the ability to elect a majority of the members of the Board of Directors until such time as all dividends in arrears shall have been paid or otherwise provided for at which point the size of the Board of Directors shall be decreased and the term of such additional directors shall terminate.

During the period in which any shares of preferred stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the outstanding shares of preferred stock determined with reference to a “majority of outstanding voting securities” as that term is defined in Section 2(a)(42) of the 1940 Act (a “1940 Act Majority”), voting as a separate class:

•	amend, alter, or repeal any of the preferences, rights, or powers of the preferred stock so as to affect materially and adversely such preferences, rights, or powers [(for purposes of the foregoing, no matters shall be deemed to adversely affect any right, preference, or power unless such matter (i) alters or abolishes any preferential right of the preferred stock; (ii) creates, alters, or abolishes any right in respect of redemption of the preferred stock; or (iii) creates or alters (other than to abolish) any restriction on transfer applicable to the preferred stock)]; or

•	create, authorize, or issue shares of any class of capital stock ranking senior to or on a parity with the preferred stock with respect to the payment of dividends or the distribution of assets, or any securities convertible into, or warrants, options, or similar rights to purchase, acquire or receive, such shares of capital stock ranking senior to or on a parity with the preferred stock or reclassify any authorized shares of our capital stock into any shares ranking senior to or on a parity with the preferred stock (except that, notwithstanding the foregoing, the Board of Directors, without the vote or consent of the holders of the shares of the preferred stock may from time to time authorize, create, and classify, and the Company, to the extent permitted by the 1940 Act, may from time to time issue shares or series of preferred stock ranking on a parity with the preferred stock with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation, or winding up of the affairs of the Company, and may authorize, reclassify, and/or issue any additional preferred stock, including shares previously purchased or redeemed by the Company); provided that any such class of capital stock shall be created, authorized, or issued only to the extent permitted by the 1940 Act).

The affirmative vote of the holders of a 1940 Act Majority of the outstanding shares of preferred stock, voting as a separate class, will be required to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares or any action requiring a vote of our security holders under Section 13(a) of the 1940 Act.

Redemption

Optional Redemption. The preferred stock may be redeemed, in whole or in part, at any time after [     ], [     ], at our option, upon giving notice of redemption at a redemption price per share equal to the applicable percentage set forth below multiplied by the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share. The following redemption prices are for shares of preferred stock redeemed during the [     ]-month period commencing on [     ] of the years set forth below:

Year Applicable Percentage

Redemption at the Option of the Holder. Upon the occurrence of certain bankruptcy events or the delisting of our common stock from a national securities exchange, each holder of the preferred stock will have the right to require us to repurchase all or any part of the holder’s preferred stock at a purchase price per share equal to [    ]% of the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.

On and after [     ], [     ], each holder of the preferred stock will have the right, by providing written notice to us, to require us to repurchase all or any part of the holder’s preferred stock at a purchase price equal to [     ]% of the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.

Partial Redemption. In case of any partial redemption of the preferred stock, the shares to be redeemed will be selected pro rata. Subject to the provisions of the certificate of designation, we have full power and authority to prescribe the terms and conditions upon which shares of preferred stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

Redemption Procedures. We will provide notice of any redemption of the preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on our books and through any means required under the 1940 Act. Such mailing shall be at least [     ] days and not more than [     ] days before the date fixed for redemption.

Liquidation

Upon any liquidation, dissolution, or winding up by us, whether voluntary or involuntary, the holders of shares of our preferred stock will be entitled to be paid (before any distribution or payment is made upon any shares of common stock) the liquidation preference per share. However, if upon liquidation, the available funds and assets to be distributed among the holders of our preferred stock are insufficient to permit payment in full of the liquidation preference per share, then our entire available funds and assets upon liquidation shall be distributed ratably among the holders.

If there are any of our available funds or assets upon liquidation remaining after the payment or distribution to the holders of the preferred stock of their full preferential amounts described above, all such remaining available funds and assets shall be distributed as follows: [describe applicable payment priority provisions].

Modification

Without the consent of any holders of the preferred stock, we, when authorized by resolution of the Board of Directors, may amend or modify these terms of the preferred stock to cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision in the certificate of designation, and make any other provisions with respect to matters or questions arising under these terms of the preferred stock that are not inconsistent with the provisions in the certificate of designation.

UNDERWRITING

[    ] is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of preferred shares set forth opposite the underwriter’s name.

Underwriter	Shares

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the preferred shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the preferred shares (other than those covered by the overallotment option described below) if they purchase any of the preferred shares.

The underwriters propose to offer some of the preferred shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the preferred shares to dealers at the public offering price less a concession not to exceed $ [ ] per share. The underwriting discount of $[     ] per preferred share is equal to [     ]% of the initial offering price. If all of the preferred shares are not sold at the initial offering price, the representative may change the public offering price and other selling terms. The representative has advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

The underwriters hold an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional [     ] preferred shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

We, along with each of our directors and officers, have agreed that we will not, without the prior written consent of [    ], on behalf of the underwriters, offer, pledge, sell, contract to sell or otherwise dispose of or agree to sell or otherwise dispose of, directly or indirectly, or hedge shares or securities convertible into or exchangeable for shares for a period of [     ] days from the date of this prospectus supplement (the “Lock-up Period”). [     ] in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The Lock-up Period in the preceding paragraph will be extended if (i) during the last [    ] days of the Lock-up Period we issue an earnings release or material news or a material event relating to CM Finance Inc occurs or (ii) prior to the expiration of the Lock-up Period, we announce that we will release earnings results during the [    ]-day period beginning on the last day of the Lock-up Period, in which case the restrictions described in the preceding sentence will continue to apply until the expiration of the [     ]-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event.

[The shares of preferred stock will be listed on the [     ] under the symbol “ [     ]     .”]

The following table shows the underwriting discounts to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. This offering will conform with the requirements set forth in Financial Industry Regulatory Authority Rule 2310. The sum of all compensation to the underwriters in connection with this offering of shares, including the underwriting discount, will not exceed 10% of the total public offering price of the shares sold in this offering.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

CM Finance Inc and our investment adviser have each agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Certain underwriters may make a market in the shares. No underwriter is, however, obligated to conduct market-making activities and any such activities may be discontinued at any time without notice, at the sole discretion of the underwriter. No assurance can be given as to the liquidity of, or the trading market for, the shares as a result of any market-making activities undertaken by any underwriter. This prospectus supplement is to be used by any underwriter in connection with the offering and, during the period in which a prospectus supplement must be delivered, with offers and sales of the shares in market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of the sale.

In connection with the offering, [     ], on behalf of the underwriters, may purchase and sell shares in the open market. These transactions may include short sales, syndicate covering transactions, and stabilizing transactions. Short sales involve syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ overallotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Transactions to close out the covered syndicate short position involve either purchases of shares in the open market after the distribution has been completed or the exercise of the overallotment option. The underwriters may also make “naked” short sales of shares in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when [     ] repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the preferred shares. They may also cause the price of shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the [    ], or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our portion of the total expenses of this offering, excluding the underwriting discounts, will be approximately $[    ].

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representative may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representative will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

Certain underwriters may perform investment banking and advisory services for us, our investment adviser, and our affiliates from time to time, for which they receive customary fees and expenses. Certain underwriters may, from time to time, engage in transactions with or perform services for us, our investment adviser, and our affiliates in the ordinary course of business.

[Additional Underwriter Compensation]

[to be provided as applicable]]

The principal business address of [     ] is [     ].

DILUTION

As of        , 20        , our NAV was $[     ] million, or approximately $[     ] per share. After giving effect to the sale of [     ] shares of preferred stock in this offering at a price of $[     ] per share, [assuming all shares of preferred stock are converted into shares common stock], after deducting dealer manager fees and other expenses related to this offering payable by us, our pro forma NAV would have been approximately $[    ] million, or approximately $[     ] per share, representing an immediate dilution of approximately $[     ] per share to our existing stockholders.

[The following table illustrates the dilutive effects of this offering on a per share basis, assuming all preferred shares are converted into shares of common stock at the estimated exercise price of $[    ] per share, after deducting dealer manager fees and other expenses related to this offering payable by us]:

	As of , 20
	Actual		Pro Forma
NAV per common share	$		$

	Months Ended , 20
	Actual		Pro Forma
Net increase in assets resulting from net investment income per common share		$(1)		$(2)
Net decrease in net assets resulting from operations per common share		$(1)		$(2)
Distributions per common share	$			$(3)

(1)	Basic and diluted, weighted average number of shares outstanding is.
(2)	Assumes that on , 20 , the beginning of the indicated period, (i) all shares of preferred stock were purchased at the estimated price of $[ ] per share of preferred stock and (ii) shares of our common stock were issued upon the conversion of such shares of preferred stock.
(3)	Assumes actual cash distributions divided by adjusted shares, including shares issued upon conversion of preferred shares into shares of common stock.

Any stockholder who chooses not to participate in the offering should expect to own a smaller interest in us upon completion of the offering. The offering will dilute the ownership interest and voting power of stockholders who do not purchase shares of preferred stock, which may be converted into [     ] share(s) of our [type of security]. The amount of dilution that a stockholder will experience could be substantial. Further, because the net proceeds per share from the offering may be lower than our NAV per share, the offering may reduce our NAV per share. The amount of dilution that a stockholder will experience could be substantial.

Shares of closed-end investment companies have in the past frequently traded at discounts to their NAVs. This characteristic of closed-end investment companies is separate and distinct from the risk that our NAV per share may decline. We cannot predict whether our shares will trade above, at or below our NAV.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Eversheds Sutherland (US) LLP, Washington, DC 20001. Certain legal matters in connection with the offering will be passed upon for the underwriters by [    ].

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements as of [     ] and [     ] and for each of the years then ended included in the accompanying prospectus and this prospectus supplement have been so included in reliance on the report of [    ], an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2 together with all amendments and related exhibits under the Securities Act. The registration statement contains additional information about us and the securities being offered by this prospectus supplement and the accompanying prospectus.

We also file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090.

We maintain a website at http://cmfn-inc.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. Information contained on our website is not incorporated into this prospectus, and you should not consider information on our website to be part of this prospectus. You may also obtain such information by contacting us in writing at 601 Lexington Ave, 26th Floor, New York, NY 10022, Attention: Investor Relations. The SEC maintains a website that contains reports, proxy and information statements and other information we file with the SEC at www.sec.gov. Copies of these reports, proxy and information statements and other information may also be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102.

INDEX TO FINANCIAL STATEMENTS

[Insert financial statements.]

CM Finance Inc

Shares

Series [     ] Preferred Stock

[PRELIMINARY] PROSPECTUS SUPPLEMENT

[     ], 20[     ]

S-33